Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Baytex Energy Corp.

We consent to the use of our report dated February 23, 2023, on the consolidated financial statements of Baytex Energy Corp., which comprise the consolidated statements of financial position as of December 31, 2022 and 2021, the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes, and our report dated February 23, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022, which are incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus included in the registration statement on Form F-3 dated June 29, 2023 of Baytex Energy Corp.

/s/ KPMG LLP

Chartered Professional Accountants

June 29, 2023

Calgary, Canada